EXHIBIT 5

May 17, 1995


Research Industries Corporation
Attn: Mark W. Winn,
Vice President and Chief Financial Officer
6864 South 300 West
Salt Lake City, Utah  84047


          Re: REGISTRATION OF 26,700 SHARES OF RESEARCH INDUSTRIES CORPORATION COMMON STOCK FOR SHAREHOLDERS OF IMODEX, INC.


Dear Mr. Winn:

     This Firm has acted as counsel to Research Industries Corporation, a Utah corporation ("the Company), in connection with its registration of 26,700 shares of its common stock, par value $0.50 ("the Shares") at the request of the former shareholders of Imodex, Inc. In this connection we have prepared the Company's Registration Statement on Form S-3 as filed with the Securities and Exchange Commission on May , 1995.

     In connection with this representation, we have examined the originals, or copies identified to our satisfaction, of such minutes, agreements, corporate records and filings and other documents necessary to our opinion contained in this letter. We have also relied as to certain matters of fact upon representations made to us by officers and agents of the Company.

     Based upon and in reliance on the foregoing, it is our opinion that:

     1. The Company has been duly incorporated and is validly existing and in good standing as a corporation under the laws of the State of Utah; and has full corporate power and authority to own its properties and conduct its business as described in the Prospectus/Proxy Statement referred to above.

     2. The Shares are duly and validly issued and are fully paid and nonassessable.

     3. The shareholders of the Company have no pre-emptive rights to acquire additional shares of Research Industries Corporation Common Stock in respect of the Shares.

     We hereby consent to the use of our name in the Prospectus/Proxy Statement and therein being disclosed as counsel to the Company in this matter.

Very truly yours,

RAY, QUINNEY & NEBEKER


/s/ A. Robert Thorup